Exhibit 2.3

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT No. 1 to the Credit Agreement identified below (this “Amendment”) is entered into by and among:

BIOCERES S.A., an Argentinian company, domiciled at 210 bis Ocampo St., City of Rosario (the “Borrower”).

RASA HOLDING LLC, a Delaware limited liability company, domiciled at 1209 Orange St., Wilmington, New Castle, Delaware (19801), (“Guarantor”).

BAF LATAM CREDIT FUND B.V., domiciled at De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands, represented herein by the signatories indicated on the signature pages hereof, (the “Lender”).

WHEREAS,

(A)                               The Borrower, the Guarantor and the Lender are parties to the Credit Agreement dated as of September 12th, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); terms used in this Amendment but not defined herein shall have the meanings given to such terms in the Credit Agreement.

(B)                               The Borrower and the Guarantor represent and warrant that as of the date hereof, the aggregate amount of the Sums Due under the Credit Agreement is $5,246,875.00 (Dollars FIVE MILLION TWO HUNDRED AND FORTY SIX THOUSAND EIGHT HUNDRED AND SEVENTY FIVE with 00/100).

(C)                               The Borrower and the Guarantor have requested that the Lender agree to make certain amendments to the Credit Agreement, regarding: an increase of the Facility Amount and a undertaking of the Loan Parties to include a pledge agreement with the shares of the Guarantor in Rizobacter Argentina S.A. as a Guaranty, in the terms and conditions herein agreed, under penalty of Default.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

1.                                      Amendments

1.1                               The Preliminary Statements of the Credit Agreement shall be modified as follows:

WHEREAS, the Borrower has requested that the Lender extend credit in the form of Loans to be advanced from time to time during the Availability Period, in an aggregate principal amount not in excess of $12,000,000.00 (Dollars TWELVE MILLION with 00/100), the proceeds of such Loans to be used to finance working capital;

1.2                               Modify hereby the definition of “Collateral Documents” and “Facility Amount” and incorporate the definitions of “Harvest Project” and “Pledge Agreement” under Section ONE of the Master Agreement, which remain as follows:

“Collateral Documents” means the Assignment Agreement and the Share’s Pledge, to be executed in the dates indicated in Section 3.01.BIS(a).

“Facility Amount” means the maximum aggregate principal amount of Loans that the Lender makes available to the Borrower under 2.03, as such amount may be reduced from time to time pursuant to 2.04. The initial Facility Amount is $12,000,000.00 (Dollars TWELVE MILLION with 00/100).

“Harvest Project” means the reverse acquisition of Union Acquisition Corp. (an Special Purpose Acquisition Company listed in the New York Stock Exchange, identified as “LTN”) (the “SPAC) through the transference of certain assets of Borrower and/or Borrower’s Subsidiaries to the SPAC, in consideration for a majority stake in the SPAC.

“Pledge Agreement” has the meaning specified in Section 3.01.BIS.(a).

1.3                               Include as Article III.bis the Shares Pledge

SECTION 3.01.BIS Pledge Agreement.

(a)           The Guarantor undertakes to pledge and grant to the Lender a continuing security interest in, all of its voting and economics rights, title and interest in the equity interests of shares representing at least 20% of the capital stock and votes of Rizobacter Argentina S.A. or a higher percentage of such capital stock whose valuation represents at least USD30,000,000.00 at the date of the execution of the pledge agreement, considering for such valuation, parameters validated by an independent expert at Lender’s satisfaction (the “Share Pledge”) pursuant to a pledge agreement (the “Pledge Agreement”), having substantially the same terms as the form of pledge agreement attached hereto as Exhibit D, within 30 consecutive days from the execution of the Harvest Project (if the obligations assumed under the Credit Agreement and this Amendment were still pending) but no longer than January 31st 2019, or on January 31st, 2019, regardless of the occurrence of the Harvest Project has not been executed by such date, as long as the Credit Agreement and this Amendment shall remain unpaid.

(b)           The Guarantor shall deliver to the Lender the certificates representing the shares pledged under the Pledge Agreement (along with any other related evidence and/or document that the Lender reasonably requests) and shall provide notice to the board of directors or other governing body of Rizobacter Argentina S.A. and request the registration of the Share Pledge on the registry of shares of Rizobacter Argentina S.A. within the period required under the Pledge Agreement, pursuant to the terms of section 215 of the Argentine Corporations Law. Guarantor will make all applicable filings and will take any and all actions necessary or desirable to perfect the Share Pledge and to defend the Share Pledge and the first priority thereof. Guarantor authorizes the Lender to take any of the foregoing actions on behalf of the Guarantor in the event the Guarantor fails to do so, without any obligation on the part of the Lender to do the same.

(c)           The Parties hereby established that the Pledge Agreement shall guarantee since the dates indicated in paragraph (a), this Credit Agreement as well as the obligations arising from the credit facility executed by the Loan Parties and BAF Latam Trade Finance Fund BV on march 21st, 2018 (as amended).

SECTION 3.02.BIS Costs and Expenses. The Guarantor and Borrower hereby agrees to pay all fees, costs and expenses relating to the Share Pledge of whatever kind, including but not limited to (a) all taxes, fees, charges and contributions, current or future, originated or that may be originated in the future in connection with the creation and maintenance of the Share Pledge, (b) any other expense whether or not foreseeable, incurred by or for the account of the Lender or the Borrower or Guarantor during the term of the Share Pledge and (c) any and all expenses incurred or which may be required in connection with the Share Pledge.

1.4                               Include as an Event of Default in Section 9.01.o).

“o) The Loan Parties shall fail to perform the Pledge Agreement with Guarantor’s shares in Rizobacter Argentina S.A., according to the terms and conditions set forth in Article III.BIS in order to guarantee all the Sums Due”

2.                                      Representations and Warranties

The Borrower and the Guarantor, hereby certifies that (a) the representations and warranties contained in the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date, and (b) no event has occurred and is continuing that would constitute a Default or an Event of Default after giving effect to this Amendment.

3.                                      Miscellaneous

3.1                               This Amendment shall be a Loan Document for purposes of the Credit Agreement.

3.2                               The provisions of the Credit Agreement and each other Loan Document shall, save as modified by this Amendment, continue in full force and effect, and references in the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement as modified by this Amendment. This Amendment and the amendments hereunder do not imply and shall not be construed in any manner to constitute a novation of any of the obligations of the parties under the Credit Agreement.

3.3                               The Guarantor hereby acknowledges that (i) it has read this Amendment and consents to the terms hereof, (ii) hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of the Guarantor under the Loan Documents shall not be impaired or affected by this Amendment, and (iii) each Loan Documents is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

3.4                               This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

3.5                               This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

3.6                               The provisions of ARTICLE X, Sections 10.01, 10.07 and 10.09 of the Credit Agreement shall apply, mutatis mutandis, to this Amendment as if set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of October 16th 2018.

as Borrower	as Lender

By:	By:
Name:	Name:
Title:	Title:

as Guarantor

By:
Name:
Title:

Exhibit D — Pledge Agreement